Exhibit 10.3
PERSONAL AND CONFIDENTIAL

April 10, 2025
John Ederer
17095 Via Del Campo
San Diego, CA 92127

Dear John,

I am very pleased to extend you this offer of employment with Teradata Corporation and its affiliates (“Teradata” or the “Company”) as Chief Financial Officer, based virtually in Washington, and reporting to Steve McMillan, President & Chief Executive Officer, subject to the conditions set forth below.
Base Salary: You shall receive a base salary of $530,000 on an annualized basis, less applicable taxes and withholdings, which would be paid on the Company’s normal bi-weekly payroll schedule and subject to change upon mutual agreement (other than a base salary reduction that is applied across-the-board to the Company’s Section 16 officers).

Management Incentive Plan: You will be eligible to participate in Teradata’s Management Incentive Plan (the “MIP”), a performance-based annual incentive program for executive officers. Under the MIP, the Committee establishes an annual bonus program based upon financial and/or strategic performance results achieved by Teradata, as well as each eligible employee’s individual performance against their business objectives. Your MIP target incentive opportunity shall equal 100% of your eligible gross base salary, which would bring your total targeted annual compensation opportunity to $1,060,000. The period of your eligibility under the MIP will begin upon your start date of employment. The first plan year of your incentive opportunity will be pro-rated based on the time you are active in the plan year. Incentive awards are subject to discretionary adjustment by the Committee as outlined in the MIP and, if earned, are paid in the first calendar quarter following the program year. No MIP award is guaranteed, and you must be employed by Teradata on the date MIP awards are paid to be eligible to receive a MIP award. The MIP is subject to amendment by Teradata in accordance with the terms of the plan.

Annual Equity Award (Performance-Based / Restricted Share Units): You will be eligible to participate in Teradata’s annual equity award program for executive officers. Annual awards are typically determined by the Committee and granted in the first quarter of each year and are generally compromised of a mixture of performance-based restricted share units (“PBRSUs”) and service-based restricted share units (“RSUs”). The precise nature of the award and vesting schedules will be determined by the Committee together with the other independent members of the Board in its discretion.

Your annual equity award for 2025 shall have a target value of $4,500,000 (the “2025 Equity Award”). The actual number of shares for your 2025 Equity Award will be determined by dividing the target value by the preceding 20-day average of Teradata’s common stock prior to, but not including the effective date of the award. The 2025 Equity Award will be effective the day following your hire date and be allocated 50% to PBRSUs (subject to a three (3) year performance period commencing January 1, 2025 and achievement of the same goals applicable to other senior executives of Teradata, with 50% vesting in three (3) equal annual installments and the remaining 50% vesting at the end of the three (3) year period) and 50% to RSUs (vesting in three (3) equal annual installments). The 2025 Equity Award will be governed by the terms and conditions of the Teradata New Employee Stock Inducement Plan ("NESIP") as amended and your PBRSU and RSU equity award agreements, which you will be required to accept in connection with the award. In addition, for avoidance of doubt, Teradata’s standard practice with respect to the settlement of PBRSU awards is to distribute any vested shares earned in connection with such awards promptly after the performance achievement is certified by the Committee in the first quarter following the end of the applicable performance period.
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New Hire Grant Restricted Stock Unit Award: Teradata shall award you a one-time grant of service-based RSUs (the “New Hire Grant”) with a target value of $4,500,000. The actual number of RSUs for your New Hire Grant will be determined by dividing the target value by the preceding 20-day average of Teradata’s common stock prior to, but not including the effective date of the grant. The New Hire Grant will be effective the day following your hire date , and the RSUs will vest as follows: (i) 50% on the sixth (6) month anniversary of the date of the grant, (ii) 33% on the second year anniversary of the date of grant, (iii) and the remaining 17% on the third year anniversary of the date of grant, in each case subject to your continued employment with Teradata and subject to the other terms and conditions set forth in your RSU equity award agreement. The New Hire Grant will be governed by the terms and conditions of the NESIP and your RSU equity award agreement, which you will be required to accept in connection with the award.

Stock Ownership Guidelines: The Chief Financial Officer position is subject to Teradata's Stock Ownership Guidelines holding requirement as established by the Committee, currently 3x annual base pay for Executive Officers, which are subject to change from time to time at the Committee’s discretion.
Executive Severance Plan and Change in Control Plan: You shall participate as a Level I participant in the Teradata Executive Severance Plan (the “ESP”) and participate in the Teradata Change in Control Plan (the “CIC”). You shall be designated by the Committee as an eligible participant in both plans effective upon your start date of employment with Teradata; however, each plan is subject to amendment or termination by Teradata in accordance with the terms of each plan, and your participation in the ESP is subject to your signing a participation agreement under the ESP. Your participation agreement under the ESP shall provide that upon a Qualified Termination (as defined in the ESP), in addition to any applicable vesting provided for under Section 4(b)(v) of the ESP or the applicable award agreement, and subject to the terms and conditions of the ESP. A copy of each plan, as well as the participation agreement for the ESP reflective of the provisions of this offer letter, will be provided to you under separate cover.

Travel: Any business-related travel will be reimbursed as a Company business expense. Such expenses include the cost of airfare, lodging, and a rental car or ride services. Travel expenses will be reimbursed upon receipt, in accordance with the Company’s Travel and Expense Policy. In addition, in connection with any such business travel for the Company, notwithstanding anything to the contrary in the Company’s Travel and Expense Policy, you will be permitted to fly business class (or first class if there is no business class on the applicable flight) for domestic and international flights.

Benefits: As an employee of the Company, you will be eligible to participate in the standard benefit plans offered to similarly situated employees by Teradata, subject to plan terms and generally applicable company policies. Teradata may change its benefit programs from time to time in its discretion.

Indemnification and D&O Coverage: The Company shall indemnify you to the full extent provided for in its corporate certificate of incorporation, bylaws or any other indemnification policy or procedure as in effect from time to time and applicable to its other directors and officers and to the maximum extent that the Company indemnifies any of its other directors and officers, and you will be entitled to the protection of the insurance policies the Company maintains generally for the benefit of its directors and officers against all costs, charges, liabilities and expenses incurred or sustained by you in connection with any action, suit or proceeding to which you may be made a party by reason of you being or having been a director, officer or employee of the Company or any of its affiliates or you serving or having served any other enterprise, plan or trust as a director, officer, employee or fiduciary at the request of the Company or any of its affiliates (other than any dispute, claim or controversy arising under or relating to this letter) pursuant to the terms and conditions of such policies.

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Legal Fee Reimbursement: The Company agrees to reimburse you for reasonable attorney’s fees associated with legal review of this letter in an amount up to $10,000, upon receipt of invoice(s) for such fees.

By accepting an offer of at-will employment, you must agree to the Conditions of Employment outlined in Attachment A, including but not limited to the restriction of disclosure of any trade secret or confidential/proprietary information during your employment at Teradata, satisfactory outcome of background and reference checks, and proof of identity and legal authorization to work.

Upon commencement of your employment, this letter, together with Attachment A and your Employee Confidential Information and Inventions Assignment Agreement, forms the complete and exclusive statement of your employment agreement with Teradata. It will supersede any other agreements or promises made to you by anyone, whether oral or written. Changes in your employment terms, other than those changes expressly reserved to Teradata’s discretion in this letter, require a written modification signed by you and an officer of Teradata.

The terms of this letter are confidential, and accordingly you agree not to disclose the existence or the specific terms of this letter, including your election as Chief Financial Officer, to anyone other than (i) the members of your immediate family, (ii) your legal and financial advisors, as needed, (iii) those members of the Company’s People Organization and the Company’s management specifically responsible for this letter, (iv) any other person with the prior written consent of a duly authorized officer of Teradata, and (v) as required by law; provided, however, in each such case (except when making a disclosure pursuant to (iii)), you shall inform the recipient(s) of the information of its confidential nature and require that they keep such information confidential. The foregoing sentence shall cease to apply upon the Company’s first public announcement of your election as Chief Financial Officer.

John, we are excited to provide this offer and look forward to the contributions you will bring to Teradata; I hope you share this enthusiasm. This offer assumes a start date of May 12, 2025, unless otherwise mutually agreed. Once you have received written confirmation from the Company that the conditions to your commencement of employment with Teradata have been satisfied (including applicable Committee and Board approvals), the final offer letter and new hire documents will be processed through our on-line portal, which allows electronic signature; a copy of this offer letter and the new hire documents will be delivered through the portal for your review and approval.

If you have any questions regarding the details of this offer, please do not hesitate to contact me.
Sincerely,

/s/ Steve McMillan
Steve McMillan
President & Chief Executive Officer

ACCEPTANCE:
I accept the offer of employment by Teradata Corporation on the terms described in this letter.

/s/ John Ederer
John Ederer
April 10, 2025
Date

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ATTACHMENT A
CONDITIONS OF EMPLOYMENT
Teradata requires employment candidates to successfully complete various employment documentation and processes. This offer of employment is conditioned upon your satisfying and agreeing to the criteria outlined below. You agree to assist as needed and to complete any documentation at the Company’s request to meet these conditions. You assume any and all risks associated with terminating any prior or current employment or making any financial or personal commitments based upon Teradata’s conditional offer.

Pre-employment Background and Reference Checks: This offer of employment is conditioned upon successful completion of a background and reference checks. By accepting this offer and these conditions you will agree to provide Teradata permission to conduct both of these checks and release the results to Teradata designated officials. Following acceptance of the offer you will receive an e-mail with the subject Action Required to Complete Background Check for Teradata Employment with a link to initiate the background check process. Please submit your information within three days of receipt of the link.

U.S. Employment Eligibility: As required by federal law, you must provide satisfactory proof of your right to work in the United States. You will be required to complete an I-9 form and submit acceptable documentation (as noted in the I-9 form) verifying your identity and work authorization within three (3) days of your employment start date.

Confidential Information: You must read, execute, and agree to abide by Teradata’s Employee Confidential Information and Invention Assignment Agreement, which prohibits unauthorized use or disclose of Teradata’s proprietary information, among other obligations.

Mutual Agreement to Arbitrate: You must read, execute, and agree to abide by Teradata’s Mutual Agreement to Arbitrate all Employment Related Claims, which provides for final and binding arbitration of any unresolved employment-related disputes that may arise between you and Teradata.

Code of Conduct & Conflicts of Interest Certifications: You agree to read and abide by Teradata’s Code of Conduct and to disclose in writing all actual and potential conflicts of interest which pertain to you. Teradata’s Code of Conduct, which includes the contact information for Teradata’s Ethics Helpline, will be provided to you on your first day of employment, and can also be accessed here: https://assets.teradata.com/pdf/Code-ofConduct.pdf. You will be required to take Teradata’s Code of Conduct training and certify in writing your commitment to reading and complying with the Code of Conduct and disclosing all conflicts in interest no later than thirty (30) days after your employment start date. An email with a link to the training will be sent you on or shortly after your start date of employment.

No Employment Restrictions: By accepting and signing this document, you certify to Teradata that you are not subject to any restrictions by virtue of any prior employment which would preclude or restrict you from performing the position being offered in this letter, such as non-competition, non-solicitation, or other work-related restrictions. This offer is further conditioned upon Teradata confirming that there are no export restrictions applicable to your employment

No Improper Use of Information of Prior Employers and Others: Teradata respects the intellectual property rights of other companies. You should not bring with you to your Teradata position any confidential information, including trade secrets, of any former employer or other person to whom you have an obligation of confidentiality, nor in any other way disclose or use such information while employed by Teradata. Rather, you will be expected to use only that information which is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by Teradata. Your managers and colleagues will be instructed to not accept any such confidential information of another company, and you will be subject to discipline up to and including termination of employment for disclosure of such information.

Employment At Will: This document reflects the general description of the terms and conditions of your employment with Teradata. Teradata has in place other policies which govern your employment relationship with Teradata, which it may change from time to time in its discretion. Your offer letter, this attachment, and these policies are not a contract of employment for any definite duration of time. Your employment at Teradata will be “at-will”, meaning either you or Teradata have the right to discontinue the employment
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relationship with or without cause at any time and for any reason whatsoever. Your employment at-will status can only be modified in a written agreement signed by you and by an officer of Teradata.
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